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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Trendwest Resorts, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-82065) on Form S-8 of Trendwest Resorts, Inc. of our report dated February 6, 2001 except as to note 18, which is as of February 21, 2001, relating to the consolidated balance sheets of Trendwest Resorts, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Trendwest Resorts, Inc.


/s/ KPMG LLP

Seattle, Washington
March 28, 2001